EXHIBIT 10.5

EMPLOYMENT AGREEMENT # GT11/02

Moscow	October 21, 2004

This Employment Agreement (hereinafter the “AGREEMENT”) is made and entered by and between GOLDEN TELESERVICES, INC., (hereinafter the “EMPLOYER” or “CORPORATION”), a Delaware corporation, located at 2831 29th St., N. W., Washington, DC 20008, USA, having its accredited representative office in Russia (hereinafter the “REPRESENTATIVE OFFICE”), located at 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia, 115114, in the person of Petr Aven, acting on the basis of the Power of Attorney dated October 21, 2004,

and

VINOGRADOV ALEXANDER YAKOVLEVICH, a citizen of the Russian Federation, born in 1953, residing at: Moscow, 6 2nd Kazachi Pereulok , Apt. 11, the passport # 45 03 253010, issued by Donskoy OVD, in Moscow on June 26, 2002, (hereinafter the “EMPLOYEE”)

     WHEREAS, (i) by resolution of the Board of Directors of the Corporation dated December 15, 2001, the Employee was appointed to the position of President and Chief Executive Officer of the Corporation, and (ii) by resolution of the Board of Directors of the corporation Golden Telecom, Inc. dated November 6, 2001, located at 2831 29th Street, N.W., Washington, D.C., 20008, the Employee was appointed to the position of President and Chief Executive Officer of the corporation Golden Telecom, Inc.;

     WHEREAS, the Employee is employed by the Corporation by agreement dated February 1, 2002, such agreement which will expire on November 5, 2004;

     WHEREAS, the Corporation desires to continue to employ the Employee as President and Chief Executive Officer under the terms of this Agreement;

     WHEREAS, the Corporation is a member of a group (a holding company) of companies owned by Golden Telecom, Inc. and is a wholly- owned subsidiary of Golden Telecom, Inc. (“GTI”);

     WHEREAS, the Employee has substantial experience in telecommunications operations;

     NOW THEREFORE, the Employer and Employee agreed as follows:

1.	SUBJECT OF THE AGREEMENT

1.1	The Corporation hereby employs the Employee, as PRESIDENT AND CHIEF EXECUTIVE OFFICER. The job responsibilities of the Employee are stated herein. The principal place of work of the Employee is the Representative Office.

1.2	This Agreement is the agreement on the principal place of employment.

1.3	The Employer and the Employee have agreed that the Board of Directors of the Corporation or the Board of Directors of GTI have the right to take decisions to appoint the Employee to positions in executive bodies of the enterprises that are part of the GTI group. The parties have also agreed that the performance of duties and exercise of authorities in such executive bodies by the Employee are his employment responsibilities in accordance with this

Agreement. The Employee shall undertake to accept such appointments and perform such responsibilities.

2.	TERM

2.1	This Agreement has been concluded for a term of three (3) years from November 6, 2004, such that the term of the Agreement shall expire on November 6, 2007. This Agreement has been concluded for the limited term in accordance with Para. 18 of Article 59 of the Labor Code as with the head of an enterprise.

2.2	The Employee will commence his work under this Agreement on November 6, 2004.

2.3	The last day of the Employee’s work (i.e. the termination day) shall be the day of expiration of the Agreement indicated in section 2.1 herein. The Employer shall notify the Employee of the expiration of the term of the Agreement in writing with returned receipt not later than 90 days before termination of this Agreement.

2.4	The provisions of this Agreement are applicable to the employment relationship between the parties from NOVEMBER 6, 2004 and continue to be in effect until the term of the Agreement is completed or the Agreement is terminated.

2.5	Where the Employer decides to enter into the Agreement for a new term, it will notify the Employee in writing ninety (90) days before the term of the Agreement is terminated.

2.6	Where the Agreement terminates because of the expiration of its term, the Employer shall pay the Employee compensation in accordance with the provisions of this Agreement stated in Article 17.7.

2.7	Where the Employee is dismissed from his position in accordance with applicable legislation, the Employer reserves the right within any period of the notice period or dismissal period, to require the Employee not to attend the Employer’s premises or the premises of the Employer’s business unit and also to provide the Employee with an alternative job of a similar nature to the job the Employee normally performs. The Employer has a right to pay to the Employee the salary and other benefits, which the Employee is entitled under this Agreement to, provided that the period of such restrictions by the Employer does not exceed six months.

3.	EMPLOYEE RESPONSIBILITIES

3.1	The Employee undertakes to perform the work in person and consciously perform his employment responsibilities provided for in this Agreement and stated in the EXHIBIT A hereto.

3.2	The main employment responsibility of the Employee is to manage the business activity of the Corporation, the Representative Office and other legal entities and business units of the GTI group. The Employer and Employee have agreed that Employee’s salary according to this Agreement includes full and sufficient compensation for performance by the Employee of the above employment responsibilities.

3.3	While managing the activity of the Representative Office, the Employee is entitled to the right of the first signature on bank documents, the right to employ and dismiss other employees of the Corporation and the Representative Office, to award incentives and impose discipline penalties on the employees of the Corporation and the Representative Office, subject to the applicable internal policies of the Corporation.

3.4	The Employee shall provide the employees of the Corporation and the Representative Office with job conditions which meet the requirements of the applicable law of Russia, including the requirements of labor safety rules and others.

3.5	While performing his employment responsibilities under this Agreement, the Employee shall be guided by the foundation documents of the Corporation and the Representative Office, resolutions, orders and instructions of the management bodies (the Shareholders’ Meeting, Board of Directors) of the Corporation and GTI.

3.6	The Employee shall devote all necessary business time and attention, and apply the Employee’s best efforts, towards the fulfillment and execution of all assigned duties, and also the accomplishment of defined annual, quarterly and/or longer-term goals.

3.7	The Employee shall comply with GTI’s Code of Conduct, and other local normative acts of the Employer, provisions of applicable law, which directly or indirectly relate to his job with the Employer, and shall also meet all the requirements of applicable legislation and perform all the Employer’s instructions not contradicting the norms of the applicable legislation.

3.8	The Employee shall observe labor discipline, perform the defined labor norms, and meet the requirements of labor protection and labor safety provision.

3.9	The Employee shall protect the property of the Employer and other employees, take all reasonable measures for the protection of the property and property interests of the Employer from thefts, damage and ruin and immediately inform representatives of the Employer on any situation threatening the life and health of people and safety of the property of the Employer.

3.10	The Employee shall undertake not to take any actions which may cause material or other damage to the Employer and GTI or which may on any way injure the reputation of the Employer and GTI.

3.11	The Employee shall undertake during the term of the Agreement to observe the interests of the Employer so that all of the Employee’s actions related to performance of his employment responsibilities under this Agreement will be accomplished solely in the interests of the Employer and not in his personal interests or in the interests of third persons.

3.12	The Employee is obliged to use his business time only for the purposes of performing his employment responsibilities under this Agreement and to fulfill his employment responsibilities consciously, responsibly and in accordance with the provisions of this Agreement.

3.13	The Employee is subject to all other responsibilities imposed on him by the Labor Code of the Russian Federation including those provided by Article 21 of the Labor Code.

4.	EMPLOYER RESPONSIBILITIES

4.1	The Employer undertakes to provide the Employee with work in accordance with the stipulated position conditioned by this Agreement.

4.2	The Employer shall provide the Employee with the equipment, technical documentation and other means necessary for the Employee’s performance of his employment responsibilities under this Agreement.

4.3	The Employer shall pay to the Employee on a timely basis and in full the Employee’s salary indicated in this Agreement and other payments.

4.4	The Employer is subject to all other responsibilities imposed on him by the Labor Code of the Russian Federation including those provided by Article 22 of the Labor Code.

5.	BUSINESS TIME AND REST-TIME

5.1	The working day with non-fixed working hours shall be established for the Employee.

5.2	In addition to days-off, the Employee is entitled to holidays established under Russian law.

6.	VACATION

6.1	The Employee is entitled to annual principal paid vacation with reserved place of work and average salary for the period of twenty-eight (28) calendar days for each year of employment by the Employer. The right to use vacation for the first year of employment arises after six (6) months of continuous employment by the Employer.

6.2	The Employee is entitled to additional annual paid vacation of three (3) calendar days per year in consideration of his non-fixed working hours.

6.3	At termination of employment the Employee shall be paid monetary compensation for all the unused vacation days. Upon written application of the Employee, the unused vacations may be provided together with subsequent dismissal (except for dismissals for cause). The last day of vacation is deemed to be the day of dismissal.

7.	PAYMENT

7.1	The Employee’s salary shall be paid in accordance with the Employer’s customary payroll practices and applicable currency control legislation of the Russian Federation.

7.2	The Employee shall be paid the base monthly the salary in the amount and structure as set forth in EXHIBIT B hereto.

7.3	The Employee’s salary shall be paid semi-monthly in accordance with a payroll schedule set by the Rules of the Internal Labor Schedule.

7.4	The salary shall be paid to the Employee via bank transfer to a Russian bank account indicated in advance by the Employee in writing.

7.5	The Employer shall withhold income tax and other deductions from the salary and other payments to the Employee in respect with this Agreement in accordance with applicable Russian legislation and transfer the indicated amount of money as appropriate.

7.6	The provision stated above in section 7.5 shall not exempt the Employee from obligations established under applicable legislation of the Russian Federation to pay taxes on income earned from sources other than the Employer.

7.7	The Employer in the person of the Board of Directors of the Corporation shall review the salary of the Employee on an annual basis and shall consider (based upon the Employee’s performance and the Corporation’s financial condition) potential increases to the Employee’s base salary as the Employer shall, in its sole and absolute discretion, deem appropriate.

7.8	Vacation shall be paid not later than three days before it starts.

8.	BENEFITS

8.1	During the term of this Agreement, the Employee shall be entitled to receive such benefits and also to participate in employee group benefit plans as are generally provided by the Employer and GTI to their employees of comparable level and responsibility in accordance with the plans, practices and programs of the Employer and GTI.

8.2	In addition, the Employee’s benefits shall include life and disability insurance policies. The Corporation shall maintain a life insurance policy for the Employee which shall have a value of US$ 1 million. In the event that the Employee elects to arrange his own life insurance policy, then the Corporation shall pay the Employee an annual amount of US$ 15,000 (fifteen thousand dollars) for each year that the Employee maintains his own life insurance policy during the Term of this Agreement. The Corporation shall maintain the Employee’s disability insurance policy at a level equal to 60 percent of the Employee’s salary.

8.3	For the purposes of this Agreement, the term “Benefits” shall not include the Employee’s base salary, bonuses, incentive bonuses, or other specific remunerations, which the Employee may receive or for which the Employee may be eligible during the term hereof.

8.4	In addition to the Benefits indicated in section 8.1, the Employer shall conclude a Travel Accident Insurance contract to provide accident insurance for the Employee during such time as the Employee performs his duties on business trips as well as during his vacations. In the event of the Employee’s death, the insurance company shall pay the insurance amounts to the Employee’s immediate relative provided that the insurance company obtains documents confirming the death of the Employee and the relationship of the Employee’s relative to the Employee.

8.5	The Employee will be provided with an automobile for Employee’s business in line with the policy of the Employer.

8.6	The Employee is entitled to receive Benefits information from the Director of Human Resources of the Employer, and the Employer is obliged to provide such information to the Employee with receipt of written acknowledgement.

9.	EXPENSE REIMBURSEMENT

9.1	During the term of employment, the Employer shall reimburse the Employee for all reasonable and necessary expenses incurred by the Employee in connection with the performance of the Employee’s duties by the Agreement. Such reimbursements are subject to the submission to the Employer by the Employee of appropriate documentation and/or vouchers in accordance with the procedures of the Employer for business expense reimbursement and applicable legislation. Such procedures of the Employer may be changed from time to time. The Employer in person of the Director of Human Resources shall inform the Employee on the procedures for business expenses reimbursement.

10.	OBLIGATORY SOCIAL INSURANCE

10.1	The Employee is subject to the obligatory social insurance (the obligatory medical, social and pension insurance) by governmental non-budget funds at the expense of the Employer in the manner provided by Russian legislation.

11.	TEMPORARY DISABILITY

11.1	In case of temporary disability (illness, accident etc.) the Employee shall, to the extent possible, immediately inform the Director of Human Resources or another Employer’s authorized representative.

11.2	The Employee shall provide the sick leave paper confirming his temporary disability (illness, accident etc.) not later than three (3) days after he restarts work.

11.3	The Employer shall pay to the Employee the temporary disability relief in accordance with the applicable law.

12.	CONFIDENTIAL INFORMATION

12.1	The list of confidential information, including the information consisting of commercial secrets of the Employer, is indicated in the EXHIBIT C hereto.

12.2	The Employee shall observe the procedure of confidentiality (secrecy) in relation to the information stated in the EXHIBIT C hereto, not to disclose such information, including Employer’s commercial secrets, which became known to the Employee in connection with his performance of his employment responsibilities under this Agreement, to the third persons and take measures to prevent non-authorized disclosure of such information to third persons.

12.3	Where the Employee discloses Employer’s commercial secrets, the Employer is entitled to dismiss the Employee in accordance with sub-section “B” of section 6 of Article 81 of the Labor Code of the Russian Federation.

12.4	Information constituting the Employer’s commercial secrets is the property of the Employer and remains its property in case of termination of employment relationship between the parties.

12.5	The Employee shall not bring out or carry from the premises of the Employer’s enterprise any goods, documents, files, records etc. if this is not related to his employment responsibility performance, and shall immediately return them when the business necessity no longer exists.

12.6	The parties shall not spread in relation to each other any untrue and false information both during the term of employment relationship between the Employee and Employer and after it terminates. The Employee shall not use or publish any data or information being received by the Employee during the term of his employment under this Agreement.

12.7	The obligations stipulated for sections 12.2 and 12.6 above continue to be in effect after termination of this Agreement.

13.	INTELLECTUAL PROPERTY

13.1	All property rights to any intellectual property being the result of the Employee’s job activity under this Agreement or in relation hereto, as well as all the results of the Employee’s intellectual activity which he receives by using the premises, information or other property of the Employer, including know-how or any other official or commercial secret of the Employer, become the property of the Employer from the moment of creation of such objects.

13.2	The Employee shall immediately inform the Employer in writing about all the objects of intellectual property under protection created by the Employee in course of his job activity under this Agreement or related hereto, and also transfer to the Employer all the documents, copies and other documentation related to such objects.

13.3	The property rights to intellectual property objects indicated above are owned by the Employer in all the countries of the world. The Employee shall take all legal measures and observe all official procedures, which may be required under the legislation of any country of the world to secure (register) rights to such objects by the Employer.

13.4	The Employee hereby authorizes the Employer to act in its name in relation to all issues connected with security or registration by the Employer of intellectual property rights to the objects indicated above.

13.5	The Employee and Employer hereby agree that the Employee’s salary includes full and sufficient remuneration for all intellectual property objects created by the Employee, which are indicated above in section 13.1, except for remuneration fixed by imperative norms of the applicable law of the Russian Federation.

14.	PERSONAL DATA

14.1	The Employee shall provide appropriate processing (including storage and usage) and protection of personal data of the employees of the Corporation and Representative Office and of other enterprises under his control in accordance with the Russian law.

15.	AMENDMENTS

15.1	All amendments and supplements to the Agreement shall be made in writing and signed by the parties.

15.2	At any time, the parties to this Agreement may amend this Agreement, in accordance with Russian legislation.

16.	TERMINATION

16.1	The Agreement may be terminated at any time by the parties’ voluntary agreement in accordance with section 1 of Article 77 of the Labor Code of the Russian Federation.

16.2	The Agreement is terminated on the term expiry date indicated in section 2.1 hereof. This Agreement may be terminated early in accordance with the Labor Code of the Russian Federation and this Agreement.

16.3	Termination at the Employer’s Initiative for Cause.

In addition to those grounds provided for in the Labor Code of the Russian Federation, the Employer may terminate the Agreement with the Employee upon Employee’s:

(i)	breach of or failure to perform the Corporation’s or GTI Board of Directors’ instructions which do not contradict applicable legislation, except for where such failure results from the Employee’s disability and the Employee notifies the Employer as appropriate, and the Employer provides the Employee with a reasonable period for elimination of such failure; in this case the Employer is entitled to terminate the Agreement after such period expires if the failure has not been eliminated.

(ii)	fraud, embezzlement, or any other similar illegal act in connection with the Employee’s duties as an Executive of the Employer or any business unit or affiliate or parent, direct or indirect, of the Employer,

(iii)	conviction of any felony or crime involving moral turpitude which causes or may reasonably be expected to cause substantial losses or substantial injury to the reputation of the Corporation, GTI or their subsidiaries and affiliates;

(iv)	wilful or grossly negligent commission of any other act which causes or may reasonably be expected (as of the time of such occurrence) to cause substantial damage to or substantial injury to the reputation of the Employer, subsidiaries, affiliates or parent, direct or indirect, including GTI, of the Employer, including, without limitation, any violation of the Foreign Corrupt Practices Act, as provided for herein;

16.4	Termination for Reason of Total Disability.

Notwithstanding anything to the contrary in the provisions of this Agreement, the Employer is entitled at all times to terminate this Agreement immediately by delivering written notice to the Employee if the Employee experiences a Total Disability. For the purpose of this Agreement, the term “Total Disability” means any mental or physical illness, condition, disability or incapacity that:

(i)	prevents the Employee from discharging substantial functions and employment duties;

(ii)	shall be attested to in writing by a physician or a group of physicians acceptable to the Employer; and

(iii)	continues for a period of 90 days in any 12 (twelve) month period.

A Total Disability shall be deemed to have occurred on the last day of such applicable 90-day period, and shall be determined in accordance with applicable medical law relating to disability.

16.5	Voluntary Resignation.

The Employee may terminate this Agreement at any time by giving a written notice to the Employer one month prior to the assumed resignation date (the “Employee’s Notice Period”). The Employee shall notify the Employer no later than ninety (90) days prior to the date of resignation. Upon receipt of such notice, the Employer, in its sole discretion, may either continue to employ the Employee during all or part of the Employee’s Notice Period, or may continue to pay the Employee’s salary and continue grant Benefits during the Employee’s Notice Period in lieu of continued employment.

16.6	Termination by the Corporation’s Management Body’s Resolution.

The Employer is entitled to terminate this Agreement and end the employment relationship with the Employee at any time by resolution of the Shareholders’ Meeting or Board of Directors of the Corporation.

17.	PAYMENTS UPON TERMINATION

17.1	Payment.

Except as specifically set forth herein, all payments to be made under the terms of this section may be made by the Employer in its sole and absolute discretion, either in one lump-sum payment at the beginning of the termination period or in installments over the term of the period covered by the payment in accordance with the Employer’s customary payroll practices.

17.2	Termination on the Employer’s Initiative by Additional Reasons

In the event that this Agreement is terminated by the Employer for Cause (section 16.3 herein), the Employer shall have no obligation to pay the salary to the Employee or provide any other remuneration or Benefits under this Agreement for any period after the date of such termination (dismissal), or to pay an Employee Bonus for the fiscal year in which such termination occurs.

However, the Employer shall as appropriate (i) pay to the Employee all salary earned by Employee prior to the date of termination, (ii) grant any Benefits under any program of the Employer, in which the Employee is a participant to the full extent of the Employee’s rights under such plans prior to termination, and (iii) reimburse any appropriate business expenses incurred by the Employee prior to termination and properly confirmed by the Employee.

17.3	Termination by Reason of Total Disability (section 16.4 hereof).

In the event that the Employee’s employment under this Agreement is terminated by reason of

Total Disability, the Employee shall have no obligation to pay the salary or to grant the Benefit provided under this Agreement for any period after the date of such termination.

In such case the Employer shall properly (i) pay to the Employee all salary earned by the Employee prior to the date of such termination, (ii) pay to the Employee the pro rata share of the Employee Bonus for the fiscal year in which the Total Disability occurred, (iii) grant any Benefits under any plans of the Employer in which the Employee is a participant to the full extent of the Employee’s rights under such plans prior to the date of such termination, (iv) reimburse respective expenses incurred by the Employee prior to such termination and properly confirmation by the Employee, (v) pay to the Employee the severance payment in the amount of average month salary for the period of two weeks. Each such payment is to be made on the date of the termination with the exception of total disability relief, which shall continue to be paid in accordance with the total disability insurance plan.

In the event there is a period of time during which the Employee is not being paid salary for any reason and not receiving total disability payments by insurance plan, and conditioned upon the Employee or Employee’s representative immediately notifying the Employer in writing, the Compensation Committee of the Board of Directors of GTI (“Compensation Committee”) shall require all necessary information and shall discuss whether the Employer shall make interim payments to the Employee until the commencement of insurance payments under the total disability plan.

17.4	Termination by Reason of Death.

If the Employee dies during the term of this Agreement, the Employer shall properly pay to the members of the Employee’s family or to the persons being his dependants on the day of his death, to the degree earned but not paid prior to the date of the Employee’s death: (i) all salary; (ii) the pro rata share of the Employee’s Bonus for the fiscal year in which the death occurred; (iii) any Benefits under any plans of the Employer in which the Employee is a participant to the full extent under such plans and (iv) reimburse properly confirmed business expenses incurred by the Employee which were not paid on the date of his death.

17.5	Voluntary Resignation (section 16.5 hereof).

In the event that the Employee resigns voluntarily from Employee’s employment with the Employer (declares the agreement terminated), the Employer shall have no obligation to pay the salary provided under this Agreement to the Employee for any period after the end of the expiration of Employee’s Notice Period.

Prior to the expiration of Employee’s Notice Period the Employer shall promptly: (i) pay the salary earned by the Employee prior to the expiration of the Employee’s Notice Period; (ii) grant the Benefits under any plans of the Employer in which the Employee is a participant to the full extent of the Employee’s rights under such plans prior to the expiration of the Employee’s Notice Period, provided, however, that such Benefits shall cease upon Employee’s receipt of comparable benefits or coverage under any plans provided by a new employer and (iii) reimburse any appropriate business expenses incurred by the Employee before the expiration of said Employee’s Notice Period and properly confirmed by the Employee.

17.6	Termination by Resolution of the Management Body (section 16.6 hereof).

In the event that the Employer terminates this Agreement by resolution of the Shareholders’ Meeting or the Board of Directors of the Corporation:

(i)	the Employer shall properly pay to the Employee: (A) all salary to the extent earned prior to the separation date; (B) the pro rata share of the Employee Bonuses for the fiscal year in which the termination occurred; (C) Benefits under any insurance plans of the Employer in which the Employee is a participant to the full extent of the Employee’s rights under such plans prior to termination (D) reimburse appropriate expenses incurred by the Employee prior to the date of such termination and properly submitted to the Employer;

(ii)	subject to the Employer’s receipt from the Employee of a notarized declaration stating that the Employee does not have any claim to the Employer, the Employer shall also pay to the Employee in accordance with its payroll schedule an amount equal to the Employee’s salary on the separation date for the period of nine (9) months;

(iii)	the Employer shall extend for nine (9) months the period of validity of the benefits under the medical insurance plan in which the Employee is a participant, provided that such benefits shall cease upon the Employee’s receipt of comparable benefits under, any plans provided by a new employer.

17.7	Termination by Expiration (section 16.2 hereof).

In case of termination due to expiration of the agreement the Employer shall:

(i)	pay to the Employee in accordance with its payroll schedule an amount equal to the Employee’s salary on the separation date for the period of nine (9) months;

(ii)	the Employer shall extend for nine (9) months the period of validity of the benefits under the medical insurance plan in which the Employee is a participant, provided that such benefits shall cease upon the Employee’s receipt of comparable benefits under, any plans provided by a new employer.

18	CHANGE OF CONTROL

In the event that there is a Change of Control, then the Corporation shall pay the Employee a lump sum amount equal to two times the Employee’s annual base salary. For the purposes of this Agreement, “Change of Control” shall mean:

(i)	a sale of all or substantially all of the assets of GTI to another corporation (other than a parent, subsidiary or affiliated company of GTI), or

(ii)	any transaction (including, without limitation, a merger or reorganization in which GTI is the surviving corporation) which results in any person or entity (other than a parent, subsidiary or affiliated company of GTI) owning more than 50% of the combined voting power of all classes of stock of GTI, provided, however, any such transaction under this section 18 by any of Alfa Telecom Limited, Nye Telenor East Invest AS, OAO Rostelecom or their respective affiliated companies shall not be considered a Change of Control for the purposes of this section 18.

19.	REPRESENTATION

Employee hereby represents that: (i) the Employee is not restricted in any material way from performing Employee’s duties hereunder as the result of any contract, agreement or law and (ii) Employee’s due performance of Employee’s duties hereunder does not and will not violate the terms of any agreement to which the Employee is bound.

20.	FOREIGN CORRUPT PRACTICES ACT

20.1	As the President of the Corporation registered and having business activity in the U.S., the Employee agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, which provides that under no circumstances will foreign officials, representatives of political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefits, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, executive, agent, or other individual or organization associated with the Employee is required to perform any obligation related to or in connection with this Agreement, the substance of this Article shall be imposed upon such person and included in any agreement between the Employee and any such person. Failure by the Employee to comply in all respects with the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Employer to terminate this Agreement immediately upon such failure to comply. Additionally, the Employee hereby acknowledges that the Employee has read “An Explanation of the Foreign Corrupt Practices Act” and “Golden Telecom, Inc. Policy on Foreign Transactions,” copies of which have been provided to the Employee. The Employee also acknowledges that a condition precedent to the effectiveness of this Agreement shall be the execution by the Employee of the “Addendum to the Golden Telecom, Inc. Policy on Foreign Transaction,” a copy of which has been provided to the Employee. Additionally, and as a condition for the Employer to continue this Agreement, the Employee may be required from time to time at the request of the Employer to execute a certificate of Executive’s compliance with the aforementioned laws and regulations.

21.	RESTRICTIONS ON OPERATIONS WITH GTI SECURITIES

21.1	As an Employee of the Corporation registered and acting in the U.S., the Employee agrees to comply with restrictions on operations with GTI securities fixed for the officers of the Corporation and some other its employees and stated in the “Policy and Procedures for Directors, Officers and Employees of GTI and its Affiliates on Insider Trading and Tipping”. The Employee hereby acknowledges that he has read the “Policy and Procedures for Directors, Officers and Employees of GTI and its Affiliates on Insider Trading and Tipping” the copy of which has been provided to the Employee.

22.	NON-COMPETITION

22.1	As the Employee of the Corporation, registered and acting in the U.S., during the term of this Agreement, and for a period equal to nine (9) months thereafter, the Employee agrees (i) directly or indirectly through any other person or entity not to acquire in any manner any shares/ownership interest in entities that compete with the Corporation or other entities and business units of the GTI group (except purely passive investments amounting to no more than five percent (5%) of the voting equity), and (ii) not to be employed with entities which compete with the Corporation or other entities and business units of the GTI group as well as not to provide such entities with consultancy services.

22.2	As a Employee of the Corporation registered and acting in the U.S., the Employee agrees during the term of the Agreement and for nine (9) months upon the termination to refrain from inducing (direct or indirect) officers of the Corporation and of other entities and business units of GTI with the purpose (i) to terminate or refrain from renewing or extending such persons’s employment with the Corporation or another entity of the GTI group or (ii) to induce such persons to become employed or become consultant to any person not being a member of the GTI group.

22.3	As an Employee of the Corporation registered and acting in the U.S., the Employee agrees during the term of the Agreement and for nine (9) months upon the termination to refrain from inducing (direct or indirect) any contractors of the Corporation or other entities and business units of the GTI group with the purpose to terminate or refrain from extending such persons’ s contractual or other relations with the Corporation or another entity of the GTI group.

23.	INDEMNIFICATION

23.1	As an Employee of the Corporation registered and acting in the U.S., the Employee shall be entitled to indemnification set forth in the Employer’s Certificate of Incorporation to the maximum extent allowed under the laws of the Commonwealth of Virginia and the State of Delaware Corporations Act.

24.	DIRECTORS’ AND OFFICERS’ INSURANCE

24.1	The Employer shall identify, acquire and maintain in force at all times during the term of this Agreement Directors, Officers and Corporate Liability Insurance policies in relation to the Employee as President of the Corporation registered and acting in the U.S..

25.	NOTICES

25.1	Any written notice required by this Agreement will be deemed delivered to the intended recipient when (i) delivered in person by hand; or (ii) three days after being sent via certified mail, return receipt requested; or (iii) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all fees having been paid properly:

If to the Employer:		Moscow Representative Office of the Corporation
Golden TeleServices, Inc.
Russia, 115114, Moscow
1 Kozhevnichesky Proezd, 2nd Floor
	Attn:	Jeffrey A. Riddell
Senior Vice-President
General Counsel

If to the Employee:		Mr. Alexander Vinogradov
Moscow, 6 2nd Kazachi Pereulok , Apt. 11

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered by giving notice to the other party in the manner described above.

26.	ENTIRE AGREEMENT

26.1	This Agreement constitutes the entire agreement between the parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, both oral and written, between the parties. This Agreement may not be modified, amended, or rescinded in any manner, except by written instrument signed by both of the parties hereto.

27.	SEVERABILITY

27.1	In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or another body to be illegal, invalid or unenforceable, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement.

28.	DISPUTE RESOLUTION

28.1	In the event that any dispute arises between the Employer and the Employee regarding or relating to this Agreement and/or any aspect of the Employee’s employment, such disputes are subject to be resolved by negotiations. Where such disputes cannot be resolved through negotiations, they shall be submitted to the court.

29.	FORCE MAJEURE

29.1	Neither Employer nor Employee shall be liable for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by an event beyond its reasonable control including, but not be limited to, fire, flood, explosion, war, strike, embargo, government requirement, acts of civil or military authority, and acts of God not resulting from the negligence of the claiming party.

30.	MISCELLANEOUS

30.1	All the exhibits to this Agreement are its integral parts and to be signed by the Employer and the Employee.

30.2	This Agreement shall be governed by the legislation of the Russian Federation. The content of Articles 19, 20 and 21 hereof are subject to interpretation, and the obligations determined by the above articles shall be regulated in accordance with the law/legislation applicable to the Corporation’s activity and relationship between the Corporation and the Employee.

This Agreement has been signed in four (4) counterparts, two (2) of which are in Russian and two (2) in English. Each party shall receive one (1) counterpart in Russian and one (1) counterpart in English. If there is any discrepancy between the English and Russian texts, then the Russian text shall prevail.

EMPLOYER:	EMPLOYEE:

Petr Aven	Alexander Yakovlevich Vinogradov
By Power of Attorney
[Employer’s Stamp]

EXHIBIT A

TO THE EMPLOYMENT AGREEMENT # GT 11/02 DATED OCTOBER 21, 2004

JOB RESPONSIBILITIES OF THE EMPLOYEE

Job Responsibilities of the Employee:

The Employee shall:

-     conduct general and active management and control of the business and affairs of the Corporation and Representative Office and, in case of his appointment to positions in the executive bodies of other entities being members of the GTI group, of the business and affairs of such entities;

-     make sure that all orders and resolutions of the management bodies (the Shareholders’ Meeting, Board of Directors) of the Corporation and GTI are carried into effect;

-     perform all duties incident to the office of President and fixed by the foundation documents of the Corporation and Representative Office and/or orders and resolutions of the management bodies of the Corporation and GTI, and all such other duties as may from time to time be assigned by the Board of Directors

EMPLOYER:	EMPLOYEE:

Petr Aven	Alexander Yakovlevich Vinogradov
By Power of Attorney
[Employer’s Stamp]

EXHIBIT B

TO THE EMPLOYMENT AGREEMENT # GT 11/02 DATED OCTOBER 21, 2004

COMPENSATION

Compensation of the Employee includes the base salary, bonuses and other incentive payments indicated below.

1.	EMPLOYEE BASE SALARY

1.1	The Employee shall be paid the base salary per month in an amount equivalent to US$ 33,333.33 (thirty three thousand three hundred thirty three dollars and thirty three cents) before taxes in accordance with the applicable law of the Russian Federation, and the base salary shall be paid in Ruble equivalent by the rate of the Central Bank of the Russian Federation on the day of payroll accrual. The above base salary shall be paid to the Employee beginning from the date when this Agreement entered into effect and continuing thereafter unless revised in accordance with the provisions hereof.

2.	EMPLOYEE BONUS

In addition to the Employee’ base salary in accordance with the resolution of the Board of Directors of the Corporation and GTI the Employer may pay to the Employee the Employee’s performance-based incentive bonus (the “EMPLOYEE BONUS”) in an amount equivalent to US$ 140,000 (one hundred and forty thousand dollars). The bonus shall be paid annually. The actual amount of the annual payment will depend on the results of overall performance of GTI, the performance of the Employee’s business unit and on the achievement of personal objectives.

3.	OTHER INCENTIVE PAYMENTS

3.1	GTI has adopted the Long Term Incentive Bonus Program (the “PROGRAM”) for its employees and the employees of its business units, including the Corporation. Subject to the provisions of the Program the Corporation will allocate long term incentive amounts to the Employee in accordance with the terms of the Program.

3.2	In the event that the Agreement is terminated under sections 16.2 (expiry of term), 16.4 (Disability for Reasons of Total Disability), 16.6 (Termination by the Corporation’s Management Body’s Resolution) or 16.7 (Termination Due to Change of Control), then any incentive under the Program which has been allocated to the Employee but which has not vested shall fully vest as of the termination date of the Agreement.

(_____)____________ 2004

EMPLOYER:	EMPLOYEE:

Petr Aven	Alexander Yakovlevich Vinogradov
By Power of Attorney
[Employer’s Stamp]

EXHIBIT C

TO THE EMPLOYMENT AGREEMENT # GT 11/02 DATED OCTOBER 21, 2004

LIST OF CONFIDENTIAL INFORMATION

1.	Information related to the Employer’s business activity, its employees, partners or affiliates or related to their business activity conditions, information on their contractors, any financial information, including forecasted financial results, information on employees, amount of their salaries and other remunerations to be paid, and also any information known, disclosed or available to the Employee in respect with the Employer, its employees, partners, contractors or affiliates.

2.	All the correspondence, letters, facsimile messages, lists of employees and contractors, any documentation, translations, any information on electronic and magnetic medias, and also other documents and materials (including, but not limited with those created by the Employee in course of his employment activity with the Employer), related to the business activity of the Employer, its employees, partners, contractors and affiliates.

(_____)____________ 2004

EMPLOYER:	EMPLOYEE:

Petr Aven	Alexander Yakovlevich Vinogradov
By Power of Attorney
[Employer’s Stamp]